Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Park National Corporation of our report dated February 23, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Park National Corporation for the year ended December 31, 2025.

/s/ Crowe LLP

Crowe LLP

Louisville, Kentucky
May 21, 2026